Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2025 Results

- Net income of $14.4 million and diluted earnings per share of $1.42, up 87% year-over-year -

- Record originations and 12.8% year-over-year portfolio growth drive record revenue -

- Net credit loss rate of 10.2%, an improvement of 40 basis points year-over-year -

- Annualized operating expense ratio of 12.8%, an all-time best -

- Increases authorization under stock repurchase program from $30 million to $60 million -

Greenville, South Carolina – November 5, 2025 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2025.

“Building on our strong second-quarter momentum, we delivered another outstanding performance in the third quarter,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We achieved net income of $14.4 million and diluted EPS of $1.42 — an 87% year-over-year improvement — and crossed the $2 billion milestone in ending net receivables for the first time in our company’s history. Total revenue reached a record $165 million, while our operating expense ratio improved to an all-time best 12.8%.”

“Our success reflects disciplined execution of our growth strategies, strong credit management, and continued investment in technology and analytics,” added Mr. Beck. “Total originations hit another record, up 23% from prior year, and our auto-secured portfolio grew 41% year-over-year, demonstrating healthy consumer demand. We are also seeing notable improvements in credit performance across our portfolio, as our net credit loss rate improved 40 basis points year-over-year.”

“At the same time, we have maintained expense discipline, with revenue growth outpacing G&A expense growth by 12 times, even as we invest in innovation and new branches,” continued Mr. Beck. “Our consistent capital generation has supported $26 million in shareholder returns through dividends and share repurchases year-to-date. Based on the strength of our balance sheet, excess capital, and ability to generate income, our Board of Directors increased our authorization under our stock repurchase program from $30 million to $60 million.”

“Looking ahead, we are confident in our position and strategy,” added Mr. Beck. “We plan to open additional branches in Louisiana and California before year-end and to enter one to two new states in 2026. We remain focused on expanding our high-quality, auto-secured and higher-margin small-loan portfolios, enhancing our data and analytic capabilities, and delivering consistent value to shareholders. With a healthy balance sheet and a larger $60 million share repurchase authorization, we are well-positioned to sustain strong performance and long-term growth.”

Third Quarter 2025 Highlights

•
Net income for the third quarter of 2025 was $14.4 million and diluted earnings per share was $1.42, up 87.3% and 86.8% year-over-year, respectively.

•
Net finance receivables as of September 30, 2025 were a record $2.1 billion, an improvement of $233.3 million, or 12.8%, from the prior-year period, driven by strong performance from the digital channel, receivables growth in 16 new branches opened since the third quarter of 2024, and strong execution of the company’s barbell strategy, which balances growth in higher-quality, auto-secured products with growth in the higher-margin small loan portfolio.

o
Record total originations of $522.3 million, up 22.5% from the prior-year period, while maintaining conservative underwriting criteria.

o
Large loan net finance receivables of $1.5 billion increased $218.7 million, or 16.9%, from the prior-year period and represented 73.7% of the total loan portfolio, compared to 71.1% in the prior-year period.

▪
Auto-secured net finance receivables of $275.4 million increased $79.6 million, or 40.6%, from the prior-year period and represented 13.4% of the total loan portfolio, compared to 10.8% in the prior-year period.

o
Small loan net finance receivables of $540.9 million increased $14.5 million, or 2.8%, from the prior-year period and represented 26.3% of the total loan portfolio, compared to 28.9% in the prior-year period.

o
Net finance receivables with annual percentage rates (APRs) above 36% increased by 12.9% year-over-year and represent 17.8% of the portfolio, consistent with the prior-year period.

o
Customer accounts improved by 5.0% from the prior-year period.

•
Record quarterly total revenue of $165.5 million, an increase of $19.1 million, or 13.1%, from the prior-year period, primarily due to growth in average net finance receivables.

o
Total revenue yield for the third quarter of 2025 was 33.1%, compared to 32.6% in the prior-year period, an improvement of 50 basis points. The prior-year period was inclusive of lower revenue from personal property insurance claims and reserves associated with hurricane activity, negatively impacting the prior-year period total revenue yield by 80 basis points. Due to product mix shift to large loans, total revenue yield for the third quarter 2025 was 30 basis points lower year-over-year after adjusting for the prior-year hurricane impact.

o
Interest and fee yield decreased 20 basis points from the prior-year period due to product mix shift to large loans.

•
Provision for credit losses for the third quarter of 2025 was $60.5 million, an increase of $6.1 million, or 11.3%, from the prior-year period, driven by portfolio growth.

o
The net credit loss rate (annualized net credit losses as a percentage of average net finance receivables) for the third quarter of 2025 was 10.2%, a 40 basis point improvement compared to 10.6% in the prior-year period, due to credit tightening, effective portfolio management, and product mix.

o
The provision for credit losses for the third quarter of 2025 included a sequential reserve increase of $9.2 million, primarily due to portfolio growth occurring during the third quarter of 2025.

o
The allowance for credit losses was $212.0 million as of September 30, 2025, or 10.3% of net finance receivables, stable sequentially and an improvement compared to 10.6% in the prior-year period, which included an estimated 20 basis points related to prior-year hurricane activity.

•
As of September 30, 2025, 30+ day contractual delinquencies totaled $144.3 million, or 7.0% of net finance receivables, a 40 basis point seasonal increase sequentially and a 10 basis point increase from the prior-year period. The 30+ day contractual delinquency rate improved 30 basis points year-over-year after adjusting for the impact in the prior year of special borrower assistance programs associated with hurricane activity.

o
The delinquency rate of the large loan portfolio was 5.7% as of the end of the third quarter of 2025, a 20 basis point improvement from the prior-year period and a 60 basis point improvement from the prior-year period after adjusting for the prior-year hurricane impact.

o
The delinquency rate of the small loan portfolio was 10.8% as of the end of the third quarter of 2025, a 140 basis point increase from the prior-year period and a 90 basis point increase from the prior-year period after adjusting for the prior-year hurricane impact, reflecting faster growth in the higher-margin portfolio in 2024 compared to 2025.

•
General and administrative expenses for the third quarter of 2025 were $64.1 million, an increase of $1.6 million from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the third quarter of 2025 was 12.8%, an all-time best despite investment in innovation and growth. The ratio reflected improvements of 40 basis points and 110 basis points from 13.2% and 13.9% in the prior-quarter and prior-year periods, respectively. Revenue growth outpaced G&A expense growth by 12x in the third quarter.

•
In the third quarter of 2025, the company repurchased 153,552 shares of its common stock at a weighted-average price of $32.56 per share under the company's stock repurchase program.

Fourth Quarter 2025 Dividend and Increase in Stock Repurchase Program Authorization

The company’s Board of Directors has declared a dividend of $0.30 per common share for the fourth quarter of 2025. The dividend will be paid on December 16, 2025 to shareholders of record as of the close of business on November 25, 2025. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

In addition, the company’s Board of Directors has approved a $30 million increase in the amount authorized under the stock repurchase program announced in December 2024, from $30 million to $60 million. The authorization is effective immediately and will continue through June 30, 2027. As of the end of October 2025, the company had repurchased $23.5 million of stock under the $60 million stock repurchase program.

Share repurchases under the stock repurchase program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the company’s management based on its evaluation of market conditions, the company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Liquidity and Capital Resources

As of September 30, 2025, the company had net finance receivables of $2.1 billion and debt of $1.6 billion. The debt consisted of:

•
$196.2 million on the company’s $355 million senior revolving credit facility,
•
$186.2 million on the company’s aggregate $425 million revolving warehouse credit facilities, and
•
$1.2 billion through the company’s asset-backed securitizations.

As of September 30, 2025, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $400 million, or 51.3%, and the company had available liquidity of $155.4 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of September 30, 2025, the company’s fixed-rate debt as a percentage of total debt was 76%, with a weighted-average coupon of 4.6% and a weighted-average revolving duration of 1.1 years.

In October, the company closed a $253 million asset-backed securitization transaction at a weighted-average coupon of 4.8%, a 50-basis point improvement over the company’s first quarter 2025 securitization transaction. The Class A notes of the securitization received a top rating of “AAA” from Standard & Poor’s and Morningstar DBRS. The company used a portion of the proceeds from the securitization to pay down variable rate debt facilities, as well as fully pay off the remaining notes from its RMIT 2021-1 securitization. Following the closing of the October securitization, fixed-rate debt represented 89% of total debt, with a weighted-average coupon of 4.7% and a weighted-average revolving duration of 1.2 years.

The company had a funded debt-to-equity ratio of 4.3 to 1.0 and a stockholders’ equity ratio of 18.3%, each as of September 30, 2025. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.6 to 1.0, as of September 30, 2025. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (877) 407-0752 (toll-free) or (201) 389-0912 (international). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; impacts of a prolonged U.S. federal government shutdown; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 25	3Q 24	$	%	YTD 25	YTD 24	$	%
Revenue
Interest and fee income	$148,672	$133,932	$14,740	11.0%	$425,920	$390,648	$35,272	9.0%
Insurance income, net	11,391	7,422	3,969	53.5%	34,187	28,903	5,284	18.3%
Other income	5,424	4,984	440	8.8%	15,789	14,120	1,669	11.8%
Total revenue	165,487	146,338	19,149	13.1%	475,896	433,671	42,225	9.7%

Expenses
Provision for credit losses	60,474	54,349	(6,125)	(11.3)%	179,053	154,574	(24,479)	(15.8)%

Personnel	39,517	38,323	(1,194)	(3.1)%	119,243	113,240	(6,003)	(5.3)%
Occupancy	7,160	6,551	(609)	(9.3)%	20,977	19,075	(1,902)	(10.0)%
Marketing	4,212	5,078	866	17.1%	14,677	14,229	(448)	(3.1)%
Other	13,179	12,516	(663)	(5.3)%	38,159	36,508	(1,651)	(4.5)%
Total general and administrative	64,068	62,468	(1,600)	(2.6)%	193,056	183,052	(10,004)	(5.5)%

Interest expense	21,971	19,356	(2,615)	(13.5)%	62,168	54,725	(7,443)	(13.6)%
Income before income taxes	18,974	10,165	8,809	86.7%	41,619	41,320	299	0.7%
Income taxes	4,618	2,502	(2,116)	(84.6)%	10,116	10,007	(109)	(1.1)%
Net income	$14,356	$7,663	$6,693	87.3%	$31,503	$31,313	$190	0.6%
Net income per common share:
Basic	$1.53	$0.79	$0.74	93.7%	$3.32	$3.25	$0.07	2.2%
Diluted	$1.42	$0.76	$0.66	86.8%	$3.15	$3.16	$(0.01)	(0.3)%
Weighted-average common shares outstanding:
Basic	9,370	9,683	313	3.2%	9,493	9,622	129	1.3%
Diluted	10,133	10,090	(43)	(0.4)%	10,000	9,900	(100)	(1.0)%
Return on average assets (annualized)	2.9%	1.7%			2.2%	2.3%
Return on average equity (annualized)	15.6%	8.7%			11.7%	12.3%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	3Q 25	3Q 24	$	%
Assets
Cash	$4,084	$4,745	$(661)	(13.9)%
Net finance receivables	2,053,017	1,819,756	233,261	12.8%
Unearned insurance premiums	(50,987)	(46,508)	(4,479)	(9.6)%
Allowance for credit losses	(212,000)	(192,100)	(19,900)	(10.4)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,790,030	1,581,148	208,882	13.2%
Restricted cash	104,459	115,576	(11,117)	(9.6)%
Lease assets	40,782	37,229	3,553	9.5%
Intangible assets	30,385	22,250	8,135	36.6%
Restricted available-for-sale investments	22,344	21,727	617	2.8%
Property and equipment	12,996	13,425	(429)	(3.2)%
Deferred tax assets, net	587	11,833	(11,246)	(95.0)%
Other assets	22,599	13,898	8,701	62.6%
Total assets	$2,028,266	$1,821,831	$206,435	11.3%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,581,992	$1,395,892	$186,100	13.3%
Unamortized debt issuance costs	(7,521)	(4,645)	(2,876)	(61.9)%
Net debt	1,574,471	1,391,247	183,224	13.2%
Lease liabilities	42,906	39,350	3,556	9.0%
Other liabilities	38,971	38,306	665	1.7%
Total liabilities	1,656,348	1,468,903	187,445	12.8%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 15,220 shares issued and 9,803 shares outstanding at September 30, 2025 and 14,971 shares issued and 10,164 shares outstanding at September 30, 2024)	1,522	1,497	25	1.7%
Additional paid-in capital	139,868	129,936	9,932	7.6%
Retained earnings	400,844	371,725	29,119	7.8%
Accumulated other comprehensive loss	(10)	(87)	77	88.5%
Treasury stock (5,417 shares at September 30, 2025 and 4,807 shares at September 30, 2024)	(170,306)	(150,143)	(20,163)	(13.4)%
Total stockholders’ equity	371,918	352,928	18,990	5.4%
Total liabilities and stockholders’ equity	$2,028,266	$1,821,831	$206,435	11.3%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	3Q 25	2Q 25	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,512,140	$1,413,367	$98,773	7.0%	$1,293,410	$218,730	16.9%
Small loans	540,877	546,997	(6,120)	(1.1)%	526,346	14,531	2.8%
Total	$2,053,017	$1,960,364	$92,653	4.7%	$1,819,756	$233,261	12.8%
Number of branches	349	352	(3)	(0.9)%	340	9	2.6%
Net finance receivables per branch	$5,883	$5,569	$314	5.6%	$5,352	$531	9.9%

	Average Net Finance Receivables
	3Q 25	2Q 25	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,460,187	$1,372,783	$87,404	6.4%	$1,279,720	$180,467	14.1%
Small loans	541,201	540,106	1,095	0.2%	513,089	28,112	5.5%
Total	$2,001,388	$1,912,889	$88,499	4.6%	$1,792,809	$208,579	11.6%

	Revenue Yields (1)
	3Q 25	2Q 25	QoQ Inc (Dec)	3Q 24	YoY Inc (Dec)
Large loans	27.1%	26.6%	0.5%	26.7%	0.4%
Small loans	36.7%	36.5%	0.2%	37.8%	(1.1)%
Total interest and fee yield	29.7%	29.4%	0.3%	29.9%	(0.2)%
Total revenue yield	33.1%	32.9%	0.2%	32.6%	0.5%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	3Q 25 Compared to 3Q 24
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$12,056	$1,242	$176	$13,474
Small loans	2,654	(1,316)	(72)	1,266
Product mix	872	(680)	(192)	—
Total	$15,582	$(754)	$(88)	$14,740

	Loans Originated (1)
	3Q 25	2Q 25	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$363,055	$336,473	$26,582	7.9%	$251,563	$111,492	44.3%
Small loans	159,210	173,856	(14,646)	(8.4)%	174,632	(15,422)	(8.8)%
Total	$522,265	$510,329	$11,936	2.3%	$426,195	$96,070	22.5%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	3Q 25	2Q 25	3Q 24
Net credit losses	$51,274	$56,887	$47,649
Percentage of average net finance receivables (annualized)	10.2%	11.9%	10.6%
Provision for credit losses	$60,474	$60,587	$54,349
Percentage of average net finance receivables (annualized)	12.1%	12.7%	12.1%
Percentage of total revenue	36.5%	38.5%	37.1%
General and administrative expenses	$64,068	$62,945	$62,468
Percentage of average net finance receivables (annualized)	12.8%	13.2%	13.9%
Percentage of total revenue	38.7%	40.0%	42.7%
Same store results (1):
Net finance receivables at period-end	$2,000,665	$1,915,667	$1,815,187
Net finance receivable growth rate	9.9%	8.1%	3.7%
Number of branches in calculation	333	335	337

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	3Q 25		2Q 25		3Q 24
Allowance for credit losses	$212,000	10.3%	$202,800	10.3%	$192,100	10.6%
Current	1,740,356	84.8%	1,672,027	85.3%	1,529,171	84.1%
1 to 29 days past due	168,380	8.2%	158,951	8.1%	164,568	9.0%
Delinquent accounts:
30 to 59 days	40,100	1.9%	35,362	1.8%	35,300	1.9%
60 to 89 days	31,914	1.6%	28,949	1.5%	27,704	1.5%
90 to 119 days	26,304	1.2%	22,348	1.1%	23,964	1.4%
120 to 149 days	23,722	1.2%	21,625	1.1%	22,544	1.2%
150 to 179 days	22,241	1.1%	21,102	1.1%	16,505	0.9%
Total delinquency	$144,281	7.0%	$129,386	6.6%	$126,017	6.9%
Total net finance receivables	$2,053,017	100.0%	$1,960,364	100.0%	$1,819,756	100.0%
1 day and over past due	$312,661	15.2%	$288,337	14.7%	$290,585	15.9%

	Contractual Delinquency by Product
	3Q 25		2Q 25		3Q 24
Large loans	$85,865	5.7%	$76,690	5.4%	$76,435	5.9%
Small loans	58,416	10.8%	52,696	9.6%	49,582	9.4%
Total	$144,281	7.0%	$129,386	6.6%	$126,017	6.9%

	Income Statement Quarterly Trend
	3Q 24	4Q 24	1Q 25	2Q 25	3Q 25	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$133,932	$138,246	$136,553	$140,695	$148,672	$7,977	$14,740
Insurance income, net	7,422	11,792	11,297	11,499	11,391	(108)	3,969
Other income	4,984	4,794	5,117	5,248	5,424	176	440
Total revenue	146,338	154,832	152,967	157,442	165,487	8,045	19,149
Expenses
Provision for credit losses	54,349	57,626	57,992	60,587	60,474	113	(6,125)
Personnel	38,323	40,549	41,142	38,584	39,517	(933)	(1,194)
Occupancy	6,551	6,748	6,906	6,911	7,160	(249)	(609)
Marketing	5,078	4,777	5,406	5,059	4,212	847	866
Other	12,516	12,572	12,589	12,391	13,179	(788)	(663)
Total general and administrative	62,468	64,646	66,043	62,945	64,068	(1,123)	(1,600)
Interest expense	19,356	19,805	19,771	20,426	21,971	(1,545)	(2,615)
Income before income taxes	10,165	12,755	9,161	13,484	18,974	5,490	8,809
Income taxes	2,502	2,841	2,154	3,344	4,618	(1,274)	(2,116)
Net income	$7,663	$9,914	$7,007	$10,140	$14,356	$4,216	$6,693
Net income per common share:
Basic	$0.79	$1.02	$0.73	$1.07	$1.53	$0.46	$0.74
Diluted	$0.76	$0.98	$0.70	$1.03	$1.42	$0.39	$0.66
Weighted-average shares outstanding:
Basic	9,683	9,691	9,610	9,504	9,370	134	313
Diluted	10,090	10,128	10,025	9,843	10,133	(290)	(43)

	Balance Sheet & Other Key Metrics Quarterly Trends
	3Q 24	4Q 24	1Q 25	2Q 25	3Q 25	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,821,831	$1,909,109	$1,900,683	$1,967,131	$2,028,266	$61,135	$206,435
Net finance receivables	$1,819,756	$1,892,535	$1,890,351	$1,960,364	$2,053,017	$92,653	$233,261
Allowance for credit losses	$192,100	$199,500	$199,100	$202,800	$212,000	$9,200	$19,900
Debt	$1,395,892	$1,478,336	$1,477,860	$1,509,133	$1,581,992	$72,859	$186,100
Interest and fee yield (annualized)	29.9%	29.8%	28.9%	29.4%	29.7%	0.3%	(0.2)%
Efficiency ratio (1)	42.7%	41.8%	43.2%	40.0%	38.7%	(1.3)%	(4.0)%
Operating expense ratio (2)	13.9%	14.0%	14.0%	13.2%	12.8%	(0.4)%	(1.1)%
Delinquency rate (3)	6.9%	7.7%	7.1%	6.6%	7.0%	0.4%	0.1%
Net credit loss rate (4)	10.6%	10.8%	12.4%	11.9%	10.2%	(1.7)%	(0.4)%
Book value per share	$34.72	$35.67	$35.48	$36.43	$37.94	$1.51	$3.22

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Delinquent loans outstanding as a percentage of ending net finance receivables.

(4) Annualized net credit losses as a percentage of average net finance receivables.

	Average Net Finance Receivables
	YTD 25	YTD 24	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,391,470	$1,266,363	$125,107	9.9%
Small loans	543,402	500,508	42,894	8.6%
Total	$1,934,872	$1,766,871	$168,001	9.5%

	Revenue Yields (1)
	YTD 25	YTD 24	YoY Inc (Dec)
Large loans	26.6%	26.3%	0.3%
Small loans	36.4%	37.6%	(1.2)%
Total interest and fee yield	29.4%	29.5%	(0.1)%
Total revenue yield	32.8%	32.7%	0.1%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	YTD 25 Compared to YTD 24
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$24,664	$3,140	$310	$28,114
Small loans	12,083	(4,537)	(388)	7,158
Product mix	397	(313)	(84)	—
Total	$37,144	$(1,710)	$(162)	$35,272

	Loans Originated (1)
	YTD 25	YTD 24	YTD $ Inc (Dec)	YTD % Inc (Dec)
Large loans	$941,337	$691,416	$249,921	36.1%
Small loans	483,377	487,195	(3,818)	(0.8)%
Total	$1,424,714	$1,178,611	$246,103	20.9%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	YTD 25	YTD 24
Net credit losses	$166,553	$149,874
Percentage of average net finance receivables (annualized)	11.5%	11.3%
Provision for credit losses	$179,053	$154,574
Percentage of average net finance receivables (annualized)	12.3%	11.7%
Percentage of total revenue	37.6%	35.6%
General and administrative expenses	$193,056	$183,052
Percentage of average net finance receivables (annualized)	13.3%	13.8%
Percentage of total revenue	40.6%	42.2%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	3Q 25
Debt	$1,581,992
Total stockholders' equity	371,918
Less: Intangible assets	30,385
Tangible equity (non-GAAP)	$341,533
Funded debt-to-equity ratio	4.3	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.6	x